Harry S. Palmin	hpalmin@novelos.com
President

March 31, 2005

President
Oxford Group Ltd.
c/o Simyon Palmin
99-60 Florence Street, Apt 4A
Chestnut Hill, MA 02467
Tel: 617-243-3931

RE: Restructuring of $20 Million Obligation

Dear Sir,

As per our discussion, we propose the following restructuring of Novelos' obligation to Oxford (10% of EBIT per year, up to $20mil total), to take place at the time of the offering and immediately prior to the reverse merger into a public shell:

(1)	2,016,894 shares of Novelos' Common Stock, whereby 907,602 shares will be issued to Mark Balazovsky, 907,602 shares to Simyon Palmin and 201,689 shares to Goran Edlund; and

(2)	a royalty of 0.8% of Net Sales Price shall be payable to Oxford Group each fiscal year. This royalty will be payable for the life of the existing patents. Oxford shall advise Novelos of the payee(s) and the manner of payment of any amounts due for each fiscal year.

Balazovsky, Edlund and yourself will also agree to be locked up for eighteen months, following the merger, with respect to the common stock you receive in this restructuring.

Sincerely,	Agreed to by,
/s/ Harry S. Palmin	/s/ Simyon Palmin
Harry S. Palmin	Simyon Palmin President Oxford Group, Ltd.

Novelos Therapeutics, Inc.    One Gateway Center, Suite 504    Newton, MA 02458    617.244.1616   Fax 964.6331